Exhibit 15




To the Board of Directors and Shareholders

Kysor Industrial Corporation



Re:    Kysor Industrial Corporation Registration Statement Nos.
2-67607, 2-86346, 2-99855, 33-18438, 33-30463,
33-27360, 33-59420, 33-59412 and 33-71758 on Form S-8



We are aware that our report dated July 14, 1995 on our review of interim financial information of Kysor Industrial Corporation and Subsidiaries for the periods ended June 30, 1995 and 1994 and included in the Company's quarterly report on Form 10-Q for the quarters then ended are incorporated by reference in these registration statements. Pursuant to Rule 436(c) under the Securities Act of 1993, this report should not be considered a part of the registration statements prepared or certified by us within the meaning of Sections 7 and 11 of that Act.










By	s/COOPERS & LYBRAND L.L.P.
Coopers & Lybrand L.L.P.

July 14, 1995